Exhibit 6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 16 to the Registration Statement No. 333-17633 on Form S-6 of our report dated April 24, 2012 relating to the financial statements of each of the portfolios of Separate Account I of AXA Equitable Life Insurance Company for the year ended December 31, 2011, and of our report dated March 8, 2012 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2011. We also consent to the reference to us under the heading “Financial Statements” in the Prospectus Supplement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 24, 2012